Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
September 12, 2012
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com
USAA Acceptance, LLC
10750 McDermott Freeway
San Antonio, Texas 78288

Re:	USAA Acceptance, LLC
Registration Statement on Form S-3 (No. 333-158741)

Ladies and Gentlemen:

          We have acted as special counsel to USAA Acceptance, LLC, a Delaware limited liability company (the “Depositor”), in connection with the above-captioned registration statement (the “Registration Statement”) and the offering of Class A-1 Notes, Class A-2 Notes, Class A-3 Notes, Class A-4 Notes and Class B Notes (collectively, the “Notes”) described in the final prospectus supplement dated September 10, 2012 (the “Prospectus Supplement”) and the base prospectus dated September 7, 2012 (the “Base Prospectus”; and collectively with the Prospectus Supplement, the “Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by USAA Auto Owner Trust 2012-1 (the “Issuer”), a trust formed by the Depositor pursuant to a trust agreement between the Depositor and Wells Fargo Delaware Trust Company, National Association, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuer and The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee”).

          In that connection, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes, and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus and drafts of the Indenture (including the form of the Notes included as an exhibit thereto) and an Amended and Restated Trust Agreement.

          Based on and subject to the foregoing, we are of the opinion that, with respect to the Notes, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Notes have been duly executed and issued by the Issuer, authenticated by the Indenture Trustee, and sold by the Depositor, and (c) payment of the agreed consideration for the Notes has been received by the Issuer, such Notes will have been duly authorized by all necessary action of the Issuer and will be legally issued and binding obligations of the Issuer and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

MAYER BROWN LLP

USAA Acceptance, LLC

creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

          Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York and the Delaware Statutory Trust Act. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP